EXHIBIT 99.1

CONSENT OF LEHMAN BROTHERS

We hereby consent to the use of our opinion letter dated December 2, 2003 to the Board of Directors of Kforce Inc. (“Kforce”) attached as Annex B to the Registration Statement on Form S-4 (“The Registration Statement”) of Kforce and the Kforce and Hall, Kinion & Associates, Inc. Joint Proxy Statement/Prospectus on Form 14A (the “Proxy Statement”) and to the references to our firm in the Registration Statement and the Proxy Statement under the following headings and sub-headings:

SUMMARY

Opinion of Kforce’s Financial Advisor

THE MERGER

Background of the Merger

Kforce’s Reasons for the Merger

Fairness Opinion of Financial Advisor to the Kforce Board of Directors

THE MERGER AGREEMENT (All references)

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder and we do not thereby admit that we are experts with respect to any part of the Registration Statement and the Proxy Statement under the meaning of the term “expert” as used in the Securities Act.

/s/ Lehman Brothers

New York, New York

December 23, 2003